Exhibit 10.4

FIRST AMENDMENT
TO THE
FOREST CITY REALTY TRUST, INC.
1994 STOCK PLAN
(As Amended and Restated as of December 31, 2015)

Effective on May 25, 2016, the Board of Directors of Forest City Realty Trust, Inc. approved and adopted this First Amendment to the Forest City Realty Trust, Inc. 1994 Stock Plan (As Amended and Restated as of December 31, 2015) (the “Plan”). Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.

I.
Article 12, Section A - ADJUSTMENTS IN THE EVENT OF CHANGE IN COMMON STOCK of the Plan is hereby amended to read in its entirety as follows:

In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (or any successor thereto)), such as a stock dividend, stock split, reverse stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be an equitable and proportionate adjustment in the numbers of Shares specified in Section 5-B of the Plan and, with respect to outstanding Option Rights, Restricted Shares, Restricted Stock Units, Appreciation Rights or Performance Shares granted hereunder, in the number and kind of Shares subject to such outstanding awards and the Option Price or Base Price applicable to outstanding Option Rights and Appreciation Rights, in each case to prevent dilution or enlargement of the rights of Grantees. In the event of any other change in corporate capitalization, or in the event of a merger, consolidation, liquidation, or similar transaction, the Committee may, in its sole discretion, cause there to be an equitable and proportionate adjustment as described in the foregoing sentence with respect to outstanding awards granted under the Plan (and the Committee shall have no obligation to treat all such outstanding awards uniformly), in order to prevent dilution or enlargement of rights. Further, in the event of any equity restructuring or any other transaction the occurrence of which would require or permit an adjustment as described in either of the foregoing sentences of this Section 12-A, the Committee may, in its sole discretion, cause there to be an equitable and proportionate adjustment to the Management Objectives applicable to any outstanding awards granted under the Plan (and the Committee shall have no obligation to treat all such outstanding awards uniformly), in order to prevent dilution or enlargement of rights and to preserve (but not increase) the incentive value of such outstanding awards. Notwithstanding the foregoing, the Committee shall not make any adjustment pursuant to this Section 12-A that would (i) cause any Option Rights intended to qualify as Incentive Stock Options to fail to so qualify, (ii) cause an award granted under the Plan that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, (iii) cause an award granted under the Plan that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A, or (iv) cause any Qualified Performance-Based Award to fail to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. Further, unless otherwise determined by the Committee, any adjustment to the number of Shares subject to an outstanding award pursuant to this Section 12-A shall always result in a number of Shares that is rounded down to a whole number. Without limiting the generality of Sections 3 and 13 of the Plan, the determination of the Committee as to whether any adjustment is required or permitted in the circumstances described in this Section 12-A, and the nature and extent of any such adjustment, shall be conclusive and binding on all persons.